Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Names New CEO
Hall Takes Role as Executive Chairman
Blanchard to Change Roles December 31, 2010
New Orleans, LA – April 29, 2010 –Superior Energy Services, Inc. (NYSE: SPN) today announced that its board of directors has selected David Dunlap as Chief Executive Officer of the company, effective immediately. Dunlap, a veteran oil and energy executive, most recently served as Executive Vice President and Chief Operating Officer of BJ Services Company, Houston, TX, a worldwide provider of pressure pumping, well completion, production enhancement and pipeline services. BJ Services recently merged with Baker Hughes Incorporated (NYSE:BHI).
Terence Hall, 64, who founded Superior Energy in 1989 and has since served as the company’s Chairman and CEO, has led the organization from one with 125 employees and $12 million in revenues to a publicly-traded company with more than $1.4 billion in revenues, approximately 4,800 employees, and a presence in 17 countries at more than 150 locations. Hall, whose leadership and vision has consistently brought value to the company’s shareholders, will assume the role of Executive Chairman of the Board of Directors.
Also today, Superior Energy announced that Kenneth Blanchard, 60, the company’s President and Chief Operating Officer, will remain in his role through the end of 2010 when he will transition to the position of senior advisor.
“Dave Dunlap has worked and held leadership positions in the oil and energy industry for more than 25 years and he is widely respected by all of us in this industry,” said Hall. “Dunlap has been a key player in the management team at BJ Services that grew the company to one that is a global leader in multiple well service product lines. Under his direction, BJ expanded internationally in the Middle East, Asia, Africa and Russia. In addition, BJ expanded from its legacy pumping services line into a variety of other products and services including completion tools, sand control services, production chemicals, casing and tubing handling services, completion fluids and pipeline services. We are very pleased to have attracted Dave to lead Superior into our next phase of growth. He will be an enormous asset to the company.
“Our President and COO, Ken Blanchard, has been an integral part of this company since its founding and will be staying in his current position during Dave’s transition into the CEO role. After that, he will serve as a senior advisor to the organization. I want to thank him for his decades of service to the company and specifically his instrumental role in helping us grow from a $12 million plug and abandonment company to the more than $1.4 billion diversified energy services provider we are today.”
“I greatly admire this company,” said Dunlap, 48. “Terry Hall and Ken Blanchard have aggressively grown the enterprise since day one. They’ve expanded the company’s international footprint, wisely diversified its product lines and invested in superior technology. The company has an outstanding management team and extremely talented employees. Now, I have the good fortune to be succeeding a man who has created an extremely healthy company with tremendous potential for continued growth both domestically and internationally.”
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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